Exhibit 99.1

Syntel Declares Special Dividend of $0.50 per Share

TROY, Mich. – December 2, 2008 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services company, announced that its Board of Directors has declared a special cash dividend of $0.50 per share. The dividend is payable on December 26, 2008, to shareholders of record at the close of business on December 12, 2008.

Syntel’s Board of Directors has also declared a quarterly cash dividend of $0.06 per share for the fourth quarter ending December 31, 2008. The dividend is payable on January 14, 2009, to shareholders of record at the close of business on December 31, 2008.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Recently named one of the “50 Best Managed Global Outsourcing Vendors” by The Black Book of Outsourcing, Syntel has over 12,200 employees worldwide, is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 11, 2008 and the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2008.

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